Exhibit 10.2

WELLCARE HEALTH PLANS, INC.
EXECUTIVE SEVERANCE PLAN
(Amended and restated effective as of September 29, 2016)

1.	Purpose of the Plan
The Board believes that it is in the best interests of the Company to encourage the continued employment and dedication of certain officers by providing economic security to such individuals in the event of certain terminations of employment, and the Plan has been established for this purpose. The Plan is intended to be a “welfare plan” under ERISA providing benefits to a select group of management or highly compensated employees as described in DOL Regulation section 2520.104-24. The Plan is separate from the WellCare Health Plans, Inc. Severance Plan, as amended from time to time. Capitalized terms used in the Plan are defined in Section 10, except as otherwise specified.

2.	Effective Date
The Plan shall be effective only with respect to a termination of employment covered by the Plan that occurs on or after December 12, 2013 (the “Effective Date”).

3.	Administration
(a)    The Committee shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA. Before a Change in Control, the Committee has sole and absolute discretion and authority to administer the Plan, including the sole and absolute discretion and authority to:
(i)    adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;
(ii)    determine questions of eligibility and entitlement to benefits and any other terms of the Plan applicable to the Participants; the Committee’s determinations are conclusive and binding on all parties affected by its determinations;
(iii)    act under the Plan on a case-by-case basis; the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and
(iv)    delegate its authority under the Plan to any director, officer, employee, or group of directors, officers and/or employees of the Company.
(b)    If any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan, and the Committee will designate another person to exercise such authority.

(c)    Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Committee nor the Board nor any other person or entity shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim in connection with any severance benefits under this Plan will apply a de novo standard of review to any determinations made by the Committee or Board following such Change in Control. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee, Board, or any person or entity or characterization of any decision by the Committee, Board, or by such person or entity as final, binding or conclusive on any party.

4.	Participation
Eligibility under the Plan is limited to Company employees designated by the Board as “executive officers” of WellCare within the meaning of Rule 3b-7 of the Exchange Act. If the Board revokes such designation, the employee will cease being eligible for benefits under the Plan and cease being a Participant on the one year anniversary of such revocation; provided, however, that an employee who is a Participant immediately prior to a Change in Control shall continue being eligible for benefits under the Plan following a Change in Control subject to Section 9(a). If a Participant is covered by any plan, program, policy or agreement with the Company that provides severance benefits upon termination of employment, then he or she will not be a Participant in this Plan. To become a Participant, the employee must also become a party to a restrictive covenants agreement in the form provided by the Company.

5.	Severance Benefits
(a)    Before a Change in Control. If a Participant’s employment with the Company is terminated after the Effective Date and before a Change in Control either (i) by the Company for reasons other than Cause, death, or Disability, or (ii) by the Participant for Good Reason, then the Participant shall receive: (x) payment of the Accrued Obligations, (y) the Cash Severance benefit described in this Section 5(a) based on the Participant’s title, and (z) Health Benefit Continuation described in this Section 5(a) based on the Participant’s title.

Title as of Termination Date	Cash Severance	Health Benefit Continuation (months)
Chief Executive Officer	Base Salary Portion: 1.5 x Base Salary plus Bonus Portion: 1.5 x Bonus	18
Executive Vice Presidents, Chief Financial Officer and General Counsel	Base Salary Portion: 1 x Base Salary plus Bonus Portion: 1 x Bonus	12
Other Participants	Base Salary Portion: 1 x Base Salary plus Bonus Portion: 1 x Bonus	12

The Company shall pay the Participant’s Base Salary Portion in installments in accordance with the Company’s normal payroll schedule over 12 months beginning no later than the first regular payroll period following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 6(a), so long as that waiver and release is signed by the Participant and returned to the Company no later than 30 days after the Participant’s termination of employment and the Participant does not revoke such waiver and release of claims.

The Company shall pay the Participant’s Bonus Portion on the first anniversary of the Participant’s termination of employment, so long as the waiver and release has become effective and irrevocable as described above.

If a Change in Control occurs while payments of the Cash Severance are being made, the payments will continue to be paid as scheduled.

(b)    In Contemplation of a Change in Control. If a Participant’s employment with the Company is terminated after the Effective Date and before a Change in Control by the Company for reasons other than Cause, death, or Disability, the Participant begins to receive severance in accordance with Section 5(a), a Change in Control occurs, and the Participant provides clear and convincing evidence to the Committee within 30 days after the Change in Control to support a claim that the Participant was terminated In Contemplation of a Change in Control, then within 70 days after the Change in Control, the Participant shall receive (i) a single lump sum cash payment equal to the Cash Severance determined in accordance with Section 5(c) less the amount of Cash Severance already paid to the Participant under Section 5(a), and (ii) Health Benefit Continuation for the duration described in Section 5(c) based on the Participant’s title less the months of Health Benefit Continuation already provided under Section 5(a).
(c)    After a Change in Control. If a Participant’s employment with the Company is terminated within 24 months after a Change in Control either (i) by the Company for reasons other than Cause, death, or Disability, or (ii) by the Participant for Good Reason, then the Participant shall receive: (x) payment of the Accrued Obligations, (y) the Cash Severance benefit described in this Section 5(c) based on the Participant’s title as in effect on the date of the Change in Control, and (z) Health Benefit Continuation described in this Section 5(c) based on the Participant’s title as in effect on the date of the Change in Control.

Title as of Termination Date	Cash Severance	Health Benefit Continuation (months)
Chief Executive Officer	Base Salary Portion: 2.5 x Base Salary plus Bonus Portion: 2.5 x Bonus	18
Executive Vice Presidents, Chief Financial Officer and General Counsel	Base Salary Portion: 2 x Base Salary plus Bonus Portion: 2 x Bonus	18
Other Participants	Base Salary Portion: 1.5 x Base Salary plus Bonus Portion: 1.5 x Bonus	18

The Company shall pay the Participant’s Base Salary Portion and Bonus Portion in a single lump sum cash payment no later than the first regular payroll period following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 6(a), so long as that waiver and release is signed by the Participant and returned to the Company no later than 30 days after the Participant’s termination of employment and the Participant does not revoke such waiver and release of claims.

(d)    Form of Severance under Existing Agreement. Participants who are covered by an existing employment or severance agreement with the Company agree that their existing rights under that agreement are terminated and replaced with the provisions of this Plan; provided, however, that for the duration of the original remaining term of the employment or severance agreement only, the timing and form of severance (i.e., lump sum or installments) in the employment or severance agreement shall supersede the timing and form of payment provisions in this Section 5 and control the timing and form of payment of the Cash Severance.
(e)    Employment with Successor. Notwithstanding anything to the contrary under the Plan, no severance benefits shall be paid to a Participant who is offered comparable employment by an entity that purchases a unit or asset of the Company or, following a Change in Control, by a successor to the Company. “Comparable employment” is determined based on the facts and circumstances in each case, but means employment with duties, responsibilities, Base Salary, annual short-term incentive opportunity, annual long-term incentive opportunity and location that are substantially similar in the aggregate to the Participant’s prior employment with the Company. A Participant who accepts comparable employment with a successor to the Company following a Change in Control remains entitled to receive severance benefits if the Participant’s employment is terminated as specified under Section 5(c).

(f)    Release of Claims and Restrictive Covenants. Payment of Cash Severance and Health Benefit Continuation is subject to and contingent on the Participant’s satisfaction of the requirements of Section 6(a) (regarding waiver and release of claims) and Section 6(b) (regarding restrictive covenants). If the period during which a Participant has discretion to execute or revoke the waiver and release of claims straddles two taxable years of the Participant, then the Company shall begin making the payment of Cash Severance in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed waiver and release to the Company.

(g)    Code Section 280G Cutback. A Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Plan, including, without limitation, any excise tax imposed by Code section 4999. Notwithstanding anything to the contrary in the Plan, in the event that any payment or benefit received or to be received by a Participant pursuant to the terms of the Plan (the “Plan Payments”) or in connection with the Participant’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company (together with the Plan Payments, the “Payments”) would be subject to the excise tax imposed by Code section 4999, as determined by the Committee, then the Plan Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Participant’s employer under Code section 280G or subject to the excise tax imposed under Code section 4999, but only if, by reason of that reduction, the net after-tax benefit received by the Participant exceeds the net after-tax benefit the Participant would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all

Payments that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Participant (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the amount of excise taxes imposed on the Payments described in clause (i) above by Code section 4999. If, pursuant to this Section, Payments are to be reduced, Payments will be reduced in this order: (1) Cash Severance, (2) Health Benefit Continuation, and (3) equity acceleration (to the extent applicable).

6.	Other Terms and Conditions of Eligibility
(a)    Waiver and Release of Claims. As a condition to receiving severance benefits under the Plan, each Participant shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a general release of all claims against the Company, and the directors, officers, and employees of each of them, in the form attached as Exhibit A or such other form reasonably satisfactory to the Committee. In no case will payments be made or begin before the end of any revocation period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.
(b)    Restrictive Covenants. Any severance benefits specified under the Plan are provided, if at all, as consideration for, and are contingent upon, the Participant agreeing to, and abiding by, the restrictive covenants in the Participant’s restrictive covenants agreement with the Company.
(c)    At-Will Employment. Each Participant is employed by the Company on an “at will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of the Company. A Participant shall have no rights under the Plan if the Participant’s employment is terminated by the Company, or any successor, with Cause or by the Participant without Good Reason, or due to the Participant’s death or Disability.
(d)    Nonduplication; No Impact on Benefits.
(i)    Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any Company plan, program, policy or agreement with the Company that provides severance benefits upon termination of employment.
(ii)    Benefits payable under the Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.
(iii)    Any severance benefits specified under the Plan shall be reduced by the amount of any payment required by the Company to the Participant (A) because of insufficient advance notice of employment loss as may be required by law; or (B) under applicable law because of the termination of employment.

7.	Benefit Claims
(a)    Initial Claim. Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Committee, within 30 days after the communication of the determination that is the basis of the claim. Within 30 days after receiving a claim, the Committee will (i) either accept or deny the claim completely or partially and (ii) notify the Participant of acceptance or denial of the claim. If a claim is partially or wholly denied, the Committee will provide a written denial to the Participant no later than 30 days after receipt of the initial claim request. The written denial shall include specific reasons for the denial, specific references to the Plan provisions upon which the denial was based, a description of any additional material or information necessary for the Participant to perfect the claim, an explanation of why such material is necessary, and instructions on the Plan’s claim review procedure. If the Committee requires additional time to process a claim because of special circumstances, the Committee, in its sole discretion, may extend the period 30 additional days. The Committee must notify the Participant of any such extension prior to the expiration of the 30‑day period commencing from the date the Committee first received written submission of the claim.
(b)    Appeals. The Participant may request in writing to the Board a review of a denied claim within 30 days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review. For purposes of the review, the Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. A decision on such review will be rendered in writing within 30 days of the Board’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but no later than 60 days after receipt of the request for review provided that written notice is provided to the Participant or the Participant’s authorized representative before the extension commences. A written notice affirming the denial of a claim will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision or appeal is based. In preparation for filing such a request for review, the Participant or the Participant’s authorized representative may review pertinent plan documents, and as part of the written request for review, may submit issues and comments concerning the claim. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 7 has been exhausted.

8.	Recoupment
(a)    Right of Recoupment. If, at any time, the Board or the Committee, as the case may be, in its sole discretion determines that any action or omission by the Participant constituted (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or (ii) a statement, certification, cost report, claim for payment or other filing made under Medicare or Medicaid that was false, fraudulent or for an item or service not provided as claimed; (b) intentional or gross misconduct; (c) a breach of a fiduciary duty to the Company; (d) fraud; (e) a violation of the restrictive covenants; or (f) non-compliance with the Company’s Code of Conduct and Business Ethics (“Code of Conduct”), policies or procedures to the material detriment of the Company, then in each such case, the Participant’s participation in the Plan shall be immediately terminated and the Participant shall repay to the Company, upon notice to the Participant by the Company, up to 100% of the pre-tax amount paid to the Participant pursuant to this Plan. The Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such action or omission and the percentage of the pre-tax amount received pursuant to this Plan that must be repaid to the Company.
(b)    Method of Recoupment. To the extent permitted by applicable law, the Company may enforce the recoupment of any or all amounts due under this Section 8 by withholding future payment of any severance benefits, seeking reimbursement of previously paid severance benefits, demanding direct cash payment, reducing any amount of compensation owed by the Company to the Participant, and/or such other means determined by the Board or Committee.
(c)    Nonexclusive Remedy. The Company’s right of recoupment under this Section 8 is in addition to any remedy available to the Company with respect to any Participant, including, but not limited to, the initiation of civil or criminal proceedings and any right to repayment under the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable law.

9.	General
(a)    Amendment and Termination of the Plan. The Board or the Committee may amend or terminate the Plan in any respect; provided, however, if such amendment or termination (including any change to the severance benefits) shall be detrimental to a Participant, such amendment or termination shall be effective only with one year notice to such Participant; provided, further, that (i) any amendment or termination will not be effective if there is a Change in Control during the one year notice period, and (ii) the Plan cannot be amended or terminated during the 24 month period after a Change in Control. A Participant ceasing to be eligible for a benefit under the Plan before a Change in Control, as described in Section 4, is not an amendment or termination of the Plan.
(b)    Funding. Benefits payable under the Plan will be paid only from the general assets of the Company. The Plan does not create any right to, or interest in, any specific assets of the Company.
(c)    No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the severance benefits provided under the Plan (unless in violation of the restrictive covenants specified under Section 6(b)).
(d)    Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.
(e)    Right to Offset. To the extent permitted by law, the Company may offset against any obligation to pay any portion of the severance benefit under the Plan any outstanding amount of whatever nature that the Participant then owes to the Company in the capacity as an employee. However, no amount of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) that is payable to a Participant under the Plan may be used to offset any amount that the Participant then owes to the Company.
(f)    Successors. All rights under the Plan are personal to the Participant and without the prior written consent of the Committee shall not be assignable by the Participant. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. The Plan shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of WellCare shall be required to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as the Company would be required to do so.
(g)    Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware or by United States federal law.
(h)    Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(i)    Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Committee, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.
(j)    409A Compliance.
(i)    The Plan is intended to comply with, or otherwise be exempt from, Code section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of the Participant, which is determined to result in an additional tax, penalty or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A.
(ii)    “Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Code section 409A, the Participant’s “separation from service” as defined in Code section 409A. For purposes of Code section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.
(iii)    With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant, as specified under this Plan: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iv)    If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Participant’s estate following the death of the Participant.

10.	Definitions
The following definitions apply to the Plan:
“Accrued Obligations” means (i) the Participant’s Base Salary through the date of termination of employment, (ii) any accrued but unused paid time off and floating holiday pay, and (iii) unreimbursed business expenses. The Company will pay the Accrued Obligations to the Participant in a cash lump sum within 10 days after the Participant’s termination of employment with the Company.
“Affiliate” means Comprehensive Health Management, Inc. and any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, WellCare (including, but not limited to, joint ventures, limited liability companies, and partnerships).

“Base Salary” means the annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason.
“Base Salary Amount” means the amount of the Cash Severance made up of Base Salary as described in Section 5.

“Board” means the Board of Directors of WellCare.
“Bonus” means, (i) with respect to any Participant who has been employed by the Company for a period of time in which he or she participated in the two (2) most recently completed annual short-term incentive bonus cycles that ended before his or her date of termination of employment, the average of the two (2) annual short-term incentive bonuses, if any, paid by the Company to the Participant with respect to those annual short-term incentive bonus cycles, provided that, if the first annual short-term incentive bonus included in the calculation was pro rated to reflect the portion of the performance period in which the Participant was employed with the Company, then the amount of that first annual short-term incentive bonus shall be annualized solely for the calculation of the Bonus hereunder; and, (ii) with respect to any Participant who has not been employed by the Company for a period of time in which he or she participated in the two (2) most recently completed annual short-term incentive bonus cycles that ended before his or her date of termination, the Participant’s short-term incentive bonus target in effect on the Participant’s date of termination of employment.

“Bonus Amount” means the amount of the Cash Severance made up of Bonus as described in Section 5.

“Cash Severance” means the sum of the Base Salary Amount and the Bonus Amount as described in Section 5.

“Cause” means the occurrence of any one or more of the following events or conditions:

(i)    any willful act or willful omission, other than as a result of the Participant’s Disability, that constitutes a breach of any agreement to which the Company is a party or the Participant’s non-compliance with the Company’s Code of Conduct, policies or procedures to the material detriment of the Company;
(ii)     bad faith by the Participant in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of the Participant’s Disability, to the material detriment of the Company;
(iii)    the Participant’s repeated failure to follow the reasonable and lawful directions of the Board (or committee of the Board) or Chief Executive Officer which is not cured within fifteen (15) days after written notice to the Participant; or

(iv)    the Participant’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof.
It shall be a condition precedent to the Company’s right to terminate the Participant’s employment for Cause as defined in (i) or (ii) that (x) the Company shall have first given the Participant written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the Company becomes aware of such breach, and (y) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within fifteen (15) days after the Participant’s receipt of such notice.

“Change in Control” means the effective date of the occurrence of any of the following events:

(i)    any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of securities of WellCare representing more than 50% of either (A) the then fair market value of the then outstanding securities of WellCare or (B) the combined voting power of the then outstanding securities of WellCare;
(ii)    the direct or indirect sale or transfer by WellCare of all or substantially all of its assets in a single transaction or a series of related transactions;
(iii)    the merger, consolidation or reorganization of WellCare with or into another corporation or other entity, in which the shareholders of more than 50% of the voting power of WellCare’s voting securities immediately before such merger, consolidation or reorganization do not own more than 50% of the voting power of the voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or
(iv)    during any consecutive 12-month period, individuals who at the beginning of such period constitute the Board of Directors of WellCare (together with any new directors whose election by the Board of Directors of WellCare or nomination for election by the stockholders of WellCare was approved by a vote of a majority of the directors on the Board of Directors of WellCare then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of WellCare then in office.
Notwithstanding the terms of this Section, none of the foregoing events shall constitute a Change in Control if such event is not a “Change in Control Event” under Treasury regulation section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.
For purposes of determining whether a Change in Control has occurred, a Person or Group shall not be deemed to be “unrelated” if: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of WellCare’s voting securities immediately before the transaction in question, (B) WellCare has

Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of WellCare voting securities immediately before the transaction in question.
The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act. Notwithstanding the foregoing, (A) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of WellCare at the same time, or as a result of purchases in the same public offering, (B) Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar business transaction, with WellCare, and (C) if a Person, including an entity, owns stock both in WellCare and in a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar transaction, with WellCare, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under it.
“Committee” means the Compensation Committee of the Board. The Committee may delegate some or all of its authority under the Plan to any person, persons or subcommittee, in which event, the term “Committee” includes such person, persons or subcommittee to the extent of such delegation.
“Company” means WellCare and any Affiliate.
“Disability” means the Participant is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered the Participant unable effectively to carry out his/her duties and obligations to the Company or unable to participate effectively and actively in the management of the Company for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months.
“Effective Date” has the meaning specified in Section 2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated under it.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and guidance promulgated under it.
“Good Reason” means, without the Participant’s consent:

(a) the occurrence of either of the following conditions which occurs prior to a Change in Control: (i) a material diminution in the Participant’s Base Salary, annual short-term incentive opportunity or annual long-term incentive opportunity, except as applicable generally to other similarly situated senior executives of the Company; or (ii) the Company requiring the Participant to be based at any office or location outside of fifty miles from the Participant’s current employment location, except for travel reasonably required in the performance of the Participant’s responsibilities; or
(b) the occurrence of any of the following conditions which occurs following a Change in Control: (i) a material diminution in the Participant’s Base Salary, annual short-term incentive opportunity or annual long-term incentive opportunity; (ii) the Company requiring the Participant to be based at any office or location outside of fifty miles from the Participant’s current employment location, except for travel reasonably required in the performance of the Participant’s responsibilities; or (iii) a material diminution in the Participant’s authority, duties or responsibilities, provided, however, that with respect to Participants other than the Chief Executive Officer, Chief Financial Officer and General Counsel, the Participant shall not have Good Reason solely because the Participant’s duties and responsibilities are in respect of an entity that is not the most senior entity following the Change in Control.
It shall be a condition precedent to the Participant’s right to terminate Participant’s employment for Good Reason (before or after a Change in Control) that (I) the Participant shall have first given the Company written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the Participant becomes aware or should have become aware of such breach, and (II) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within forty-five (45) days after receipt of such notice.
“Health Benefit Continuation” means subsidy by the Company of the portion of the Participant’s COBRA premium that exceeds the amount of the premium paid by active employees for the same coverage for the period following the Participant’s termination of employment with the Company designated in Section 5. The Company will include the subsidy in the Participant’s taxable income and no gross-up will be provided.
“In Contemplation of a Change in Control” means the termination of the Participant’s employment by the Company for reasons other than Cause, death, or Disability within the 6 months prior to a Change in Control if the Participant demonstrates by clear and convincing evidence that the termination (i) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control, or (ii) otherwise arose in contemplation or in anticipation of a Change in Control.
“Participant” means a person who has become a participant pursuant to Section 4 of the Plan.
“Plan” means this WellCare Health Plans, Inc. Executive Severance Plan.

“WellCare” means WellCare Health Plans, Inc., a Delaware corporation.
Revised by the Compensation Committee: September 29, 2016